Exhibit 4.9

              AGREEMENT TO FURNISH COPY OF NOTE AGREEMENT
                       DATED SEPTEMBER 27,  1995


Pursuant to Item 601(B)(4)(3)(A) of Regulation S-K, the Company hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of the Note Agreement dated June 1, 1995 for the issuance of $22 million of 7.47% Senior Notes, Series B due June 1, 2007.


                        WLR FOODS, INC.


                        By:_/s/ Delbert L. Seitz_________________
                            Delbert L. Seitz, Chief Financial Officer




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